Exhibit 99.1

FOR RELEASE AT 4:01 PM EST 8-13-07

Contacts: At Cambridge Heart, Inc. Investor Relations (781) 271-1200 x450 www.cambridgeheart.com	Burns McClellan Juliane Snowden (212) 213-0006 jsnowden@burnsmc.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE SECOND QUARTER 2007

Bedford, Mass., August 13, 2007 — Cambridge Heart, Inc. (OTCBB-CAMH) today reported total revenue of $2,653,200 for the quarter ended June 30, 2007, an increase of 50%, compared to total revenue of $1,764,900 for the same period in 2006. On a sequential basis, total revenue increased 2.4% from revenue reported for the quarter ended March 31, 2007. The operating loss for the second quarter of 2007 was $2,423,400, compared to an operating loss of $642,500 for the same period in 2006. Included in the operating loss for the second quarter of 2007 was $673,100 of non-cash stock-based compensation expense. The net loss for the quarter was $2,202,600, or $0.03 per share, compared to a net loss of $541,500, or $0.01 per share, in the comparable 2006 period.

The Company reported total revenue for the six months ended June 30, 2007 of $5,242,700, an increase of $2,058,800 or 65% compared to total revenue of $3,183,900 for the same period in 2006. The operating loss for the 2007 six-month period was $5,676,300, a increase of $4,388,600 compared to an operating loss of $1,287,700 in the same period last year. The operating loss for the 2007 six-month period included $2,401,600 in non-cash stock based compensation expense, of which $1,288,000 was related to the contractual relationship with the Company’s Vice President – Business Development that expired on March 31, 2007. The net loss for the six months ended June 30, 2007 was $5,358,400, or $0.08 per share, compared to a net loss of $7,378,600, or $0.13 per share, in the same period in 2006. The net loss for the 2006 period included a non-cash charge of $6,264,700 related to the change in value of Series B warrants. As of March 31, 2006, all of the Series B warrants had been exercised and converted into shares of the Company’s common stock.

Revenue for the second quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $2,236,000, an increase of 52% compared with the same period in 2006. For the six months of 2007, revenue from Alternans products was $4,544,000, an increase of $1,983,200 or 77%, compared to revenue of $2,560,800 in the same period in 2006.

The Company’s cash used by operations was $2,715,000 and $4,361,400, respectively, for the three and six months ended June 30, 2007. Cash use is expected to remain consistent in future quarters as the Company continues to build out its clinical applications group to support the St. Jude Medical relationship. The Company had cash and marketable securities of $15,762,500 at June 30, 2007.

The Company currently has a total of 68.8 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C preferred stock purchased by St. Jude Medical in March 2007. In addition, there are options and warrants outstanding to purchase 7.3 million common equivalent shares, bringing the fully diluted share count to 76.1 million common equivalent shares.

“In the second quarter we accomplished many objectives laying the foundation for a successful partnership with St. Jude Medical,” stated Robert Khederian, Chairman and Interim Chief Executive

Officer of Cambridge Heart. “We expect to see the benefits of this investment begin to show results in this quarter and take hold in the fourth quarter.”

Conference Call Information

The Company will hold a conference call at 4:30 p.m. eastern on Monday, August 13th to discuss the results for the 2007 second quarter. The conference call phone-in number is 1.888.396.2384 (outside the U.S. 1.617.847.8711), passcode 98562324. Interested parties may listen to a recording of the conference call at any time during the 14 days immediately following the call by dialing 1.888.286.8010 (outside the U.S. 1.617.801.6888) and enter the passcode 35007978. This playback will begin approximately two hours after the call ends. The conference call will also be available by webcast on the Company’s web site at www.cambridgeheart.com.

About Cambridge Heart, Inc.

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrode sensors. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the USA also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death jointly developed by the American College of Cardiology (ACC), The American Heart Association (AHA) and the European Society of Cardiology (ESC). The Company, founded in 1990, is based in Bedford, Massachusetts and is traded on the OTCBB under the symbol CAMH.

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures a specific extremely subtle pattern of beat-to-beat fluctuations in a person’s electrocardiogram. This pattern of fluctuations is called T-wave alternans. These tiny variations in the electrocardiogram—measured at one millionth of a volt accuracy – are most commonly measured during a sub-maximal exercise stress test in the doctor’s office or hospital outpatient setting. The preparation for the test consists of placing proprietary sensors on the patient’s chest. Extensive clinical research has shown that those patients who are at risk of ventricular tachyarrhythmia that test positive for microvolt T-wave alternans are at increased risk for sudden cardiac death, while those who test negative are at reduced risk.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing partner to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of third-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward- looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenue	$2,653,160	$1,764,879	$5,242,679	$3,183,899
Cost of goods sold	968,056	721,689	1,897,635	1,320,895

Gross Profit	1,685,104	1,043,190	3,345,044	1,863,004

Costs and expenses
Research and development	154,894	104,518	263,057	262,270
Selling, general and administrative	3,953,643	1,581,172	8,758,325	2,888,481

Total Operating Expenses	4,108,537	1,685,690	9,021,382	3,150,751

Loss from operations	(2,423,433)	(642,500)	(5,676,338)	(1,287,747)

Interest income	220,873	100,955	317,923	173,916

Change in valuation of Series B warrants	—	—	—	(6,264,727)

Net Loss	$(2,202,560)	$(541,545)	$(5,358,415)	$(7,378,558)

Net Loss attributable to common shareholders	$(2,202,560)	$(541,545)	$(5,358,415)	$(7,378,558)

Net loss per common share—basic and diluted	$(0.03)	$(0.01)	$(0.08)	$(0.13)

Weighted average shares outstanding—basic and diluted	64,391,556	60,593,316	64,341,500	57,502,905

Balance Sheet	June 30, 2007	December 31, 2006

Assets
Cash & Marketable Securities	$15,762,509	$8,390,742
Accounts receivable, net	2,346,855	1,658,873
Inventory	1,931,434	520,090
Other prepaid assets	188,946	130,988

Total current assets	20,229,744	10,700,693

Fixed assets, net	142,291	136,198
Other assets	76,678	85,589

	$20,448,713	$10,922,480

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$2,852,810	$2,166,181
Debt, current portion	8,276	10,089

Total current liabilities	2,861,086	2,176,270
Debt, long-term portion	43,050	44,800

Total liabilities	$2,904,136	$2,221,070

Series C Convertible Preferred	11,677,108	—
Warrants to acquire Series A
Convertible Preferred Stock	212,416	212,416

	$11,889,524	$212,416

Stockholders' equity
Common stock	$64,575	$63,635
Additional paid-in-capital	80,352,942	77,829,408
Accumulated deficit	(74,762,464)	(69,404,049)

Total stockholders' equity	5,655,053	8,488,994

	$20,448,713	$10,922,480

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